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July 17, 1997

Geoffrey Dillon
801 Legacy Drive, Apt. 1324
Plano, TX  75023

Dear Geoff:

I am pleased to offer you a position with CardioThoracic Systems, Inc. (the "Company", "CTS") as Vice President, World Wide Sales. You will be paid an annual salary of $135,000 which will be paid bi-weekly. As a Company employee, you are also eligible to receive certain employee benefits including: medical and dental insurance, life insurance, long-term disability insurance, Employee Stock Purchase Plan, 401(k) Plan, vacation time, sick time and holiday pay.

You will be eligible to participate in the Company's bonus program (beginning Q4 1997) which is tied to both corporate and individual accomplishments. A maximum annual bonus potential of 35% is available for your position.

You will be eligible for commission based on the attached Commission Plan.

You will receive a one-time signing bonus of $50,000 payable after you begin employment with the Company.

You will receive an automobile allowance of $6,600 per year ($550 per month).

Pending approval, you will be granted an incentive stock option, priced at the current fair market value, entitling you to purchase, over the next four years, up to 90,000 shares of the Company's Common Stock. Such options shall be subject to the terms and conditions of the Company's Stock Option Plan and Stock Option Agreement.

CTS will reimburse you for the actual expenses associated with your physical move to the Bay Area and for reasonable costs associated with a house hunting trip. CTS will also pay for up to three months of interim living expenses prior to your relocation to the Bay Area.

You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. The at-will nature of your employment cannot be altered by the statements or conduct of any person affiliated with the Company. You expressly agree not to rely on any such

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statements or conduct and that, even if such statements or conduct occur, your employment remains at will.

The first 90 days of employment will be an introductory period during which you will be introduced to your job responsibilities, and you and CTS can determine mutual suitability. If your performance is deemed to be satisfactory you will continue with CTS as a regular employee. Please be aware that you are not guaranteed employment for the full 90 day period. Your employment during the 90 day introductory period and any further employment period constitutes at will employment.

Under federal immigration law, you will be required to provide the Company with documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three
(3) business days of your date of hire, or our employment relationship may be terminated.

I have enclosed our standard Employment, Confidential Information and Invention Assignment Agreement as a condition of your employment. If you accept this offer, please return to me a signed copy of that agreement.

In the event of any dispute or claim relating to or arising out of our employment relationship, including the termination of the employment relationship and disputes or claims based on harassment or discrimination of any kind, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association of Palo Alto, California.

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

We look forward to working with you at CTS.

Sincerely,

Richard M. Ferrari
President & CEO

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BY SIGNING BELOW, YOU EXPRESSLY AGREE TO THE TERMS OF THIS LETTER, INCLUDING BUT
NOT LIMITED TO, YOUR AGREEMENT THAT EMPLOYMENT AT THE COMPANY IS AT THE WILL OF YOU AND THE COMPANY AND THAT YOU WILL SUBMIT ALL DISPUTES ARISING OUT OF THE EMPLOYMENT RELATIONSHIP TO BINDING ARBITRATION.


ACCEPTED AND AGREED TO this
_____ day of ________, 19___.





------------------------------
Geoffrey Dillon


Enclosures:    Duplicate Original Letter
                    Employment, Confidential Information and
                         Invention Assignment Agreement

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                                    ATTACHMENT A
                                  GEOFFREY DILLON
                               1997 COMPENSATION PLAN




                    BASE:                    $135,000 (annualized)

                    DRAW @ 12M:              $21,000

                    MIT BONUS POTENTIAL:     $47,000 (annualized)

                    COMP PLAN AT 15M:        $100,000
                                             --------------------
                    TOTAL POTENTIAL:         $303,000 (ANNUALIZED)





 FY '97 GOAL                  2ND HALF '97 GOAL             COMPENSATION

     12M                           7.1M                Paid as draw:  $21K

     13M                           8.1M                2.0% Paid at +1M:  $20K

     14M                           9.1M                3.5% Paid at +1M:  $35K

     15M                          10.1M                4.5% Paid at +1M:  $45K

 Total 2nd half commission potential @ 15M is $121,000